SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHAMGE ACT OF 1934

Date of Report (date of earliest event reported) : June 30, 2000

Commission file number 001-07155

R.H. DONNELLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	13-2740040 (I.R.S. Employer Identification No.)

One Manhattanville Road, Purchase N.Y. (Address of principal executive offices)	10577 (Zip Code)

Commission file number 333-59287

R.H. DONNELLEY INC. *
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	36-2467635 (I.R.S. Employer Identification No.)

One Manhattanville Road, Purchase N.Y. (Address of principal executive offices)	10577 (Zip Code)

Registrants' telephone number, including area code     (914) 933-6400

*    R.H. Donnelley Inc. is a wholly owned subsidiary of R.H. Donnelley Corporation which became subject to the filing requirements of Section 15(d) on October 1, 1998. As of March 1, 1999, 100 shares of R.H. Donnelley Inc. common stock, no par value, were outstanding.

Item 5.  Other Events

          On June 30, 2000, R.H. Donnelley Inc. ("Donnelley"), a wholly-owned subsidiary of R.H. Donnelley Corporation, entered into an agreement ("Agreement") with an affiliate of Bell Atlantic Corporation ("Bell Atlantic") for the early termination of the directory services agreements between Donnelley and Bell Atlantic dated September 5, 1985 and May 5, 1998, as amended (the "Agency Agreements"). Pursuant to the Agency Agreements, Donnelley had served as exclusive advertising sales agent for Bell Atlantic directories covering substantially all of New York State, including New York City and Buffalo. The Agency Agreements had been scheduled to expire in 2005 and 2003, respectively. The transactions contemplated by the Agreement were also completed on June 30, 2000.

          Donnelley received proceeds of $114 million in connection with the transaction, less approximately $3 million of operational liabilities assumed by Bell Atlantic related to the pre-closing period. These net proceeds are subject to post-closing adjustment under certain circumstances. Under the Agreement, Donnelley also received estimated commissions for sales which occurred prior to closing, but which were not yet payable under the terms of the Agency Agreements. These commissions totaled approximately $42 million, net of certain adjustments, and subject to post-closing adjustment under certain circumstances. Concurrently, Donnelley also received commissions of approximately $15 million in connection with its sales for certain directories that published in the pre-closing period. Donnelley also anticipates recording a one-time, after-tax accounting gain of approximately $55 million in the second quarter in connection with this transaction.

          In connection with the early termination of the Agency Agreements, certain leased real estate facilities and related operational assets used under the Agency Agreements and approximately 600 employees of Donnelley were transferred to Bell Atlantic. The terms of the Agreement also included customary non-competition provisions applicable to Donnelley.

          Copies of press releases issued by R.H. Donnelley Corporation on June 30, 2000 and July 6, 2000 are filed as exhibits to this report and incorporated by reference herein.

Item 7.  Exhibits
99.1 99.2	Press Release dated June 30, 2000 Press Release dated July 6, 2000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

R. H. Donnelley, Inc.
By:	/s/ Stephen B. Wiznitzer Stephen B. Wiznitzer Senior Vice President and General Counsel